Exhibit 99.1

NEWS RELEASE

Shoe Pavilion, Inc. appoints Bruce Ross Executive Vice President and Chief Financial Officer

SHERMAN OAKS, California (Business Wire) July 7, 2006, Shoe Pavilion, Inc. (Nasdaq Global Market: SHOE) today announced that it had appointed Bruce Ross as its Executive Vice President and Chief Financial Officer reporting to Chief Executive Officer, Dmitry Beinus. Mr. Ross is replacing Neil T. Watanabe who is leaving the Company to pursue other interests.

Mr. Ross will oversee the Company's financial management, internal audit and human resources, bringing over 25 years of retail financial and operational experience to his new role.

Mr. Ross most recently served as Executive Vice President and Chief Financial Officer of Guitar Center in Westlake Village, California. Guitar Center is the largest retailer of musical instruments in the United States with 284 stores. In 2005, Guitar Center had revenues of $1.8 billion.

Mr. Ross received his Bachelor of Commerce/Accounting degree from the University of New South Wales, Australia.

Mr. Beinus commented on Mr. Ross' retail background noting, "Bruce is a very seasoned leader with substantial executive experience at a Fortune 1000 company. His management experience includes overseeing the operations of hundreds of retail locations and the financial reporting of a large public company, including Sarbanes-Oxley disclosure and compliance requirements. I expect Bruce to play a major role in helping Shoe Pavilion achieve its growth targets."

Shoe Pavilion is an independent off-price footwear retailer in the Western and Southwestern United States. It offers a broad selection of women's, men's and children designer label and name brand footwear such as Converse, Reebok, Sketchers and Nine West, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 96 stores located throughout California, Washington, Oregon, Arizona, Nevada and Texas.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely and cost effective manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

CONTACT: Dmitry Beinus, Chairman & CEO
                    (818) 907-9975